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                      SUBSCRIPTION AGREEMENT


April 16, 1996


World Trust
IDS Tower 10
Minneapolis, Minnesota  55440


Dear Trustees:

The World Trust (the "Trust") proposes to issue and sell in private placements, units of beneficial interest (the "Units") in certain series of Units (each a "Portfolio" and together, the "Portfolios") pursuant to a registration statement on Form N-1A filed with the Securities and Exchange Commission (the "SEC"). The Trust currently consists of two Portfolios as follows:
                  World Growth Portfolio
                  World Income Portfolio

In order to provide the Trust with a net worth of at least
$100,000, we hereby offer to purchase $100,000 worth of Units, divided between the Portfolios.

We represent and warrant to the Trust that the Units are being acquired by us for investment and not with a view to the resale or further distribution thereof and that we have no present intention to redeem the Units.

Please confirm that the foregoing correctly sets forth our agreement with the Trust.

Sincerely,

STRATEGIST WORLD FUND, INC.



By____/s/ William H. Dudley_________________
                  William H. Dudley
                  President

Confirmed, as of the date first above mentioned.

WORLD TRUST



By____/s/ Leslie L. Ogg_________________________
                  Leslie L. Ogg
                  Vice President and General Counsel